Exhibit 10.3

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of February 6, 2023 by and among Gardiner Healthcare Holdings, LLC, a Delaware limited liability company (“Gardiner Sponsor”), Chardan Gardiner LLC, a Delaware limited liability company (“Chardan Sponsor”), and CCMAUS Pty Ltd., an Australian company (“CCMAUS” and together with the Gardiner Sponsor and Chardan Sponsor, each, a “Sponsor” and, together, the “Sponsors”), one the one-hand, and each of the persons set forth on Schedule I hereto (each, a “Lender” and, together, the “Lenders”), on the other hand.

RECITALS

WHEREAS, as of the date hereof, the Sponsors are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of shares of the common stock (the “Common Stock”) of Gardiner Healthcare Acquisitions Corp., a Delaware corporation (the “Company”), as are indicated opposite each of their names on Schedule I attached hereto;

WHEREAS, the registration statement on Form S-1 in relation to the Company’s initial public offering provides that in order to meet the Company’s working capital needs, its initial stockholders, officers and directors and their respective affiliates may, but are not obligated to, loan the Company funds, from time to time, pursuant to a promissory note to be paid upon consummation of the Company’s initial business combination (“Business Combination”), without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon consummation of the Company’s business combination into additional private warrants to purchase shares of common stock at a conversion price of $1.00 per private warrant;

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement each of the Lenders has entered into a convertible promissory note, dated as of the date hereof, substantially in the form attached hereto as Exhibit A (each, a “Promissory Note”) pursuant to which, the Lenders have agreed to loan to the Company up to the respective amounts set forth on Schedule [I], which aggregate the total potential loan amount of [One Million Five Hundred Thousand Dollars ($1,500,000)] (each, a “Loan” and, collectively, the “Loans”); and

WHEREAS, as an inducement to the Lenders to make the Loans, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I

SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1. Binding Effect. Each Sponsor and Lender hereby acknowledges that it has read this Agreement, the Promissory Note and has had the opportunity to consult with its tax and legal advisors. Each Lender shall be bound by the Promissory Note and make the Loans contemplated thereby to the extent so requested by the Company.

Section 1.2. Transfer Restrictions.

(a)               Each of the Sponsors and the Lenders acknowledges and agrees that the Sponsors are subject to the terms and conditions of (i) the Stock Escrow Agreement, dated as of December 21, 2021, by and between the Company and each of the initial stockholders thereto, including (amongst others) each of the Sponsors (the “Escrow Agreement”), and (ii) a Letter Agreement, dated December 21, 2021, by and among the Company and each of the Sponsors (the “Insider Letter Agreement”) and that each of the Escrow Agreement and the Insider Letter Agreement contains limitations on transfer. The parties hereto represent, warrant and covenants that each of the Lenders is a permitted transferee in accordance with Section 4.3 of the Escrow Agreement and Section 5 of the Insider Letter Agreement. Each of the Lenders represents and warrants that it is not subject to any further limitations on transfer, except those set forth in the Escrow Agreement, the Insider Letter Agreement and applicable law.

(b)               During the period commencing on the date hereof and ending on the expiration or termination of the Promissory Note (the “Expiration Time”), each Sponsor shall not (x) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than (i) participation in the preparation of a proxy statement or registration statement relating to the Company’s initial business combination, and/or (ii) participation in the preparation of a registration statement and/or sponsor support agreement relating to a private investment in public equity offering in conjunction with the Company’s initial business combination (the “PIPE”)) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any shares of Common Stock owned by such Sponsor, in each case that would be effective prior to the Expiration Time, (y) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Common Stock owned by such Sponsor, in each case that would be effective prior to the Expiration Time (clauses (x) and (y) collectively, a “Transfer”) or (z) publicly announce any intention to effect any transaction specified in clause (x) or (y); provided, however, that the foregoing shall not prohibit Transfers to the extent permitted under the Escrow Agreement, so long as, prior to and as a condition to the effectiveness of any such Transfer, any transferee executes and delivers a joinder to this Support Agreement in the form attached hereto as Annex A (in addition to such transfer requirements as set forth in the Escrow Agreement).

(c)               The parties acknowledge that any shares transferred hereunder shall be legended in substantially the following form to reflect that such shares are subject to restrictions pursuant to this Sponsor Agreement:

“THE SECURITIES EVIDENCED HEREIN ARE SUBJECT TO RESTRICTIONS ON TRANSFER, AND CERTAIN OTHER AGREEMENTS, SET FORTH IN THE SPONSOR SUPPORT AGREEMENT, DATED AS OF FEBRUARY 6, 2023, BY AND AMONG Gardiner Healthcare Holdings, LLC, Chardan Gardiner LLC, and CCMAUS Pty Ltd. and each of the persons set forth on Schedule I Thereto.

Section 1.3. Additional Sponsor Agreement re: Transfer of Shares.

(a)        Subject to the terms and conditions of this Agreement, in conjunction with, and subject to, the closing of the Business Combination, the Sponsors hereby agree to collectively assign and transfer to each Lender a number of shares of Common Stock owned by the Sponsors (the “Sponsor Common Stock”) equal to 4.992 shares of Sponsor Common Stock for each One Hundred Dollars in principal loaned by such Lender pursuant to its applicable Promissory Note; provided, however, such number of shares of Sponsor Common Stock shall be rounded down to the next whole number of shares. In furtherance of the foregoing, no fractional shares of Sponsor Common Stock shall be transferred hereunder.

For example, a person that lends the Company One Hundred Thousand dollars ($100,000) pursuant to a Promissory Note shall be entitled to receive Nine Thousand Nine Hundred Eighty Four (9,984) shares of Sponsor Common Stock upon closing of the Business Combination, as follows:

X = ($100,000/$100) x 9.984,

Where X is the number of shares of Sponsor Common Stock to be received.

(b)        Each of the Lenders hereby expressly acknowledges that the Company is currently in discussions with a potential Business Combination target and that the discussions (which are not binding) currently contemplate that a portion of the Sponsor Common Stock held by each Sponsor (currently proposed to be up to 25%) shall be subject to forfeiture in the event that the Company (or its successor) does not meet certain performance milestones following the closing of the Business Combination. Each of the Lenders further acknowledges that the terms and conditions associated with the Sponsor Common Stock, including without limitation forfeitures, lock-ups, other restrictions, limitations and/or conditions, are subject to negotiations between and among the Company, business combination target entities and affiliates, and the Sponsors, and may change from the proposal described in the foregoing sentence. In furtherance of the foregoing, each Lender hereby agrees that all shares of Sponsor Common Stock received by the Lender in accordance with this Agreement shall be subject to all restrictions, limitations and/or conditions currently in effect and hereafter agreed upon by the Sponsors; provided, however, all such restrictions, limitations and/or conditions that apply to the shares of Sponsor Common Stock assigned to the Lenders hereunder shall be pari passu with the restrictions, limitations and/or conditions retained by the Sponsors. Each Lender acknowledges and agrees that it shall have no rights to vote the Sponsor Common Stock until conveyed in accordance with this Agreement. Furthermore, each Lender acknowledges and agrees that it shall have no rights whatsoever to negotiate the terms and conditions of the Business Combination and shall have no rights to negotiate the terms and conditions, including restrictions, limitations and/or conditions, pertaining to the Sponsor Common Stock.

(c)       On or about the closing of the Business Combination, the Sponsors shall execute appropriate transfer documentation with each Lender providing for the transfer to such Lender of the applicable number of shares of Sponsor Common Stock.

(c)       The Sponsors agree that, as between the Sponsors, the total numbers of shares of Sponsor Common Stock transferred to all of the Lenders, collectively, in accordance with this Agreement shall be allocated as follows: 78.5% Gardiner Sponsor, 10.8% Chardan Sponsor and 10.3% CCMAUS. The Sponsors and the Lenders acknowledge and agree that such allocation shall not necessarily apply to the transfer of Sponsor Common Stock to any given Lender (i.e., a Lender may receive its allocation of Sponsor Common Stock from 1, 2 or all 3 of the Sponsors, as determined by the Sponsors at their discretion).

Section 1.4. New Shares. In the event that any shares of Common Stock or other equity securities of Company (or its successor) are issued to a Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of Common Stock of, on or affecting the shares of Common Stock owned by such Sponsor or otherwise (such shares of Common Stock or other equity securities, collectively the “New Securities”), then such New Securities acquired by such Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the shares of Common Stock owned by such Sponsor as of the date hereof.

Section 1.5. Joinder to Escrow Agreement. To the extent applicable, each Lender, on behalf of itself, agrees that it will deliver, substantially simultaneously with the Business Combination, with respect to its allocation of Sponsor Common Stock, a duly-executed joinder to the Escrow Agreement (or similar agreement) substantially in the form to be agreed upon by and between the parties to the Escrow Agreement.

Section 1.6. Joinder to Insider Letter Agreement. To the extent applicable, each Lender, on behalf of itself, agrees that it will deliver, substantially simultaneously with the closing of the Business Combination, with respect to its allocation of the Sponsor Common Stock, a duly-executed joinder to the Insider Letter Agreement (or similar agreement) substantially in the form to be agreed upon by and between the parties to the Insider Letter Agreement.

Section 1.7. Registration Rights Agreement. Each Lender, on behalf of itself, agrees that it will deliver, substantially simultaneously with the closing of the Business Combination, with respect to its allocation of the Sponsor Common Stock, a duly-executed copy of any applicable registration rights agreement(s).

Section 1.8. Lock-Up Agreement. Each Lender, on behalf of itself, agrees that it will deliver, substantially simultaneously with the closing of the Business Combination, with respect to its allocation of Sponsor Common Stock, a duly-executed copy of any lock-up or similar agreement in the form to be agreed upon by and between the Company (or its successor) and the investors in the PIPE Closing.

Section 1.9. Lender Support Agreements. To the extent requested by the Sponsors, each Lender, on behalf of itself, agrees that it will deliver, substantially simultaneously with the closing of the Business Combination, with respect to its allocation of Sponsor Common Stock, a duly-executed copy of any lender support or similar agreement in the form to be agreed upon by the Sponsors, which may provide that the Lender shall, at any meeting of the stockholders of the Company (or its successor), however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company (or its successor) is sought, unconditionally and irrevocably agree that such Lender shall (i) appear at each such meeting or otherwise cause all of its shares of the Sponsor Common Stock (or other security in the Company’s successor) to be counted as present thereat (to the extent entitled to vote thereto) for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its shares of Common Stock (to the extent entitled to vote thereto) in favor of those proposals of the Company (or successor) for which the Board of Directors of the Company (or its successor) suggests stockholder approval. Each Lender hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing. Notwithstanding the foregoing, such obligation shall expire or terminate at the end of the later of any applicable lock-up period and any forfeiture milestone period as contemplated by Section 1.3(b) above.

Section 1.10. Further Assurances. Each Sponsor and each Lender shall take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws and those agreements entered in to in relation to the Business Combination) to effect the actions required to consummate the transactions contemplated by this Sponsor Agreement and Notes, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

Section 1.11. No Inconsistent Agreement. Each Sponsor hereby represents and covenants that such Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder.

Section 1.12. No Challenges. Each Sponsor agrees not to voluntarily commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company (or its successor) or any of its respective successors, directors, officers or affiliates, (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Sponsor Agreement, the Promissory Notes, the Escrow Agreement, the Insider Letter Agreement, or any of the documentation relating to the Business Combination, or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into any of the foregoing. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit such Sponsor from enforcing such Sponsor’s rights under this Sponsor Agreement and the other agreements entered into by such Sponsor in connection herewith.

Article II

REPRESENTATIONS AND WARRANTIES

Section 2.1. Representations and Warranties of the Sponsors. Each Sponsor represents and warrants as of the date hereof to each Lender (solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

(a) Organization; Due Authorization. Such Sponsor is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder. This Sponsor Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of the applicable Sponsor.

(b) Ownership. Such Sponsor is the beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor’s shares of Sponsor Common Stock, and there exist no liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares of Sponsor Common Stock) affecting any such shares of Sponsor Common Stock, other than liens, limitations or restrictions (a) pursuant to (i) this Sponsor Agreement, (ii) the governing documents of the Company, (iii) the Escrow Agreement, (iv) the Insider Letter Agreement, or (v) any applicable securities Laws or (b) that would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of such Sponsor to perform its obligations under this Sponsor Agreement or the consummation of the transactions contemplated by this Sponsor Agreement or the Notes. None of such Sponsor’s shares of Common Stock are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such shares of Common Stock, except as provided hereunder and under the applicable insider letter as descried in Section 4.4 of the Escrow Agreement.

(c) No Conflicts. The execution and delivery of this Sponsor Agreement by such Sponsor does not, and the performance by such Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon such Sponsor or such Sponsor’s shares of Common Stock), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its obligations under this Sponsor Agreement.

(d) Litigation. There are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.

(e) Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by Loans

.

(f) Acknowledgment. Such Sponsor understands and acknowledges that each Lender entering into the Loans in reliance upon such Sponsor’s execution and delivery of this Sponsor Agreement.

Article III

MISCELLANEOUS

Section 3.1. Termination. Unless earlier terminated by the written agreement of the parties hereto, this Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the later of (a) the termination of each of the Notes, and (b) the PIPE Closing. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. This ARTICLE III shall survive the termination of this Support Agreement.

Section 3.2. Governing Law. This Sponsor Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Sponsor Agreement or the negotiation, execution or performance of this Sponsor Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Sponsor Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.

Section 3.3. CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) ANY PROCEEDING OR ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MUST BE BROUGHT IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, ONLY TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE), AND EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY (I) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF EACH SUCH COURT IN ANY SUCH PROCEEDING OR ACTION, (II) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO PERSONAL JURISDICTION, VENUE OR TO CONVENIENCE OF FORUM, (III) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH PROCEEDING OR ACTION SHALL BE HEARD AND DETERMINED ONLY IN ANY SUCH COURT AND (IV) AGREES NOT TO BRING ANY PROCEEDING OR ACTION ARISING OUT OF OR RELATING TO THIS SUPPORT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS SPONSOR AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 3.8, WITHOUT LIMITING THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MATTER PERMITTED BY APPLICABLE LAWS.

(b) WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SPONSOR AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SPONSOR AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SPONSOR AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.3.

Section 3.4. Assignment. This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of each of the parties hereto.

Section 3.5. Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Sponsor Agreement, no party hereto shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law, and each party hereto agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 3.6. Amendment. This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the Sponsors and Lenders.

Section 3.7. Severability. If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Agreement will remain in full force and effect. Any provision of this Sponsor Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.8. Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours of the recipient (and otherwise as of the immediately following Business Day), addressed as follows:

If to the Gardiner Sponsor:

Contact: Marc F. Pelletier, 3107 Warrington Rd, Shaker Heights, OH 44120

If to the Chardan Sponsor:

Contact: Jonas Grossman, 17 State Street, 21st Floor, New York, NY 10004

If to CCMAUS:

Contact: Mohendra Moodley, 8 St Giles Avenue, Greenwich, Sydney, NSW, 2065

If to a Lender:

To the address set forth opposite such Lenders name in Appendix [I] hereto.

Section 3.9. Counterparts. This Sponsor Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10. Entire Agreement. This Sponsor Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsors and the Lenders have each caused this Sponsor Agreement to be duly executed as of the date first written above.

GARDINER HEALTHCARE HOLDINGS, LLC

By: Gardiner Founder, LLC,
its Managing Member

By:	/s/ Marc F. Pelletier
Name:	Marc F. Pelletier
Title:	Manager

CHARDAN GARDINER LLC

By:	/s/ Jonas Grossman
Name:	Jonas Grossman
Title:	Managing Member

CCMAUS PTY LTD

By:	/s/ Mohendra Moodley
Name:	Mohendra Moodley
Title:	Director

[Signature Page to Sponsor Support Agreement]

[Add signature pages for the Lenders]

[Add Appendix A to Sponsor Support Agreement]